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                                                                     EXHIBIT 5.2

                          [FENWICK & WEST LETTERHEAD]

                               September 29, 1997

Flextronics International Ltd.
514 Chai Chee Lane #04-13
Bedok Industrial Estate
Singapore 469029

Dear Sirs:

        You have requested our opinion regarding certain United States tax considerations in connection with the offering of Ordinary Shares of Flextronics International Ltd., a company incorporated under the laws of Singapore (the "Company"), pursuant to a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") on Form S-3 (No. 333-21715).

        In our opinion, the discussions of United States law in the prospectus forming part of the Registration Statement (the "Prospectus") under the headings "Taxation - Income Taxation Under United States Law" and "Taxation - Estate Taxation" fairly summarize the United States federal tax considerations that are likely to be material to a beneficial owner of the Ordinary Shares, and are incorporated and adopted herein as our opinion.

        We express no opinion in respect of those matters governed by or construed in accordance with the law of any jurisdiction other than the federal laws of the United States of America.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein, without thereby admitting that we are "experts" under the Act or the rules and regulations of the Securities and Exchange COmmission thereunder for the purposes of any part of the Registration Statement.

                                        Very truly yours,


                                        /s/ FENWICK & WEST LLP
                                        -------------------------------
                                        Fenwick & West LLP